AMENDMENT TO
AMENDED AND RESTATED BYLAWS
OF
HOKU SCIENTIFIC, INC.
(A DELAWARE CORPORATION)

The Amended and Restated Bylaws ("***Bylaws***") of Hoku Scientific, Inc., a Delaware corporation (the "***Corporation***") are hereby amended as follows:

1. **Amendments**. The following Sections of the Bylaws are hereby amended in their entirety, effective as of the Effective Date set forth below, to read as follows:

Section 3.4 Form and Execution of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertified. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by certificate in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by such holder in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he or she were such officer, transfer agent, or registrar at the date of issue.

Section 3.5 Lost Certificates. A new certificate or certificates may be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner's legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 3.6 Transfers.

(a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The corporation shall have the power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the

corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

2. **Restatement of Bylaws.** The Bylaws, as hereby amended, shall remain in full force and effect.

3. **Authorization.** The foregoing amendments were unanimously approved by the Board of Directors of the Corporation on October 18, 2007 (the "***Effective Date***"), pursuant to the authority granted to the Board of Directors by Section 45, Article III of the Bylaws.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to executed by its duly authorized officer, effective as of the Effective Date first set forth above.

HOKU SCIENTIFIC, INC.

By: [signature]
Its: SECRETARY